Exhibit 99.1

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO International Reports Quarterly Results and Other News

Mt. Prospect, IL (October 25, 2004) – ISCO International, Inc. (AMEX: ISO), a leading global supplier of interference-control solutions for the wireless telecommunications industry, today reported financial results for the third quarter of 2004.

ISCO reported consolidated net revenues of $707,000 and $1,972,000 for the three-month and nine-month periods ended September 30, 2004, respectively, versus $378,000 and $1,949,000 during the comparable periods of 2003. The consolidated net loss was $1,714,000 and $4,958,000 for the three-month and nine-month periods ended September 30, 2004, respectively, versus $1,573,000 and $6,837,000 during the same periods of 2003. Through the first nine months of each period, gross margin increased from 35% during 2003 to 38% during 2004.

Separately, the Company’s annual meeting of shareholders is scheduled for December 14, 2004. The Company will send announcements and proxy materials to shareholders shortly. The Board of Directors will recommend in the upcoming annual meeting that shareholders eliminate staggered director terms, effectively bringing all directors up for re-election annually. Further, the Board announces its intention to allow the Shareholder Rights Plan adopted during 1996, commonly known as a “poison pill” provision, to expire at the end of its 10-year term in February 2006.

Stuart Chase Van Wagenen, Chairman of the Board and Chairman of the Governance Committee said, “We believe that both of these actions are consistent with modern practices and good corporate governance.”

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statementsreflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Note to Investors

Security holders of the Company are advised to read the proxy statement regarding the annual meeting of shareholders when it becomes available because it will contain important information about the annual meeting. The proxy statement will be filed with the Securities and Exchange Commission by the Company. Security holders may obtain a free copy of the proxy statement when it is available and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at http://www.sec.gov/. The proxy statement and these other documents may also be obtained for free from the Company by contacting Investor Relations, ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL 60007, telephone (847) 391-9492.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the annual meeting of shareholders. Information regarding such officers and directors is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004. This document is available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov/ and from the Company.

(Table Follows)

	Three Months Ended
	Sept 30, 2004	Sept 30, 2003
	UNAUDITED

Net sales	$707,000	$378,000
Costs and expenses:
Cost of sales	464,000	298,000
Research and development	320,000	232,000
Selling and marketing	330,000	214,000
General and administrative	1,046,000	905,000

Total costs and expenses	2,160,000	1,649,000

Operating loss	$(1,453,000)	$(1,271,000)

Other income (expense):
Interest income	2,000	1,000
Non-cash Interest expense	—	(217,000)
Other interest expense	(263,000)	(86,000)

Total other income (expense)	$(261,000)	$(302,000)

Net loss	$(1,714,000)	$(1,573,000)

Basic and diluted loss per common share	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	160,428,000	147,986,000

	Nine Months Ended
	Sept 30, 2004	Sept 30, 2003
	UNAUDITED

Net sales	$1,972,000	$1,949,000
Costs and expenses:
Cost of sales	1,231,000	1,260,000
Research and development	761,000	756,000
Selling and marketing	804,000	714,000
General and administrative	3,364,000	5,204,000

Total costs and expenses	6,160,000	7,934,000

Operating loss	$(4,188,000)	$(5,985,000)

Other income (expense):
Interest income	5,000	4,000
Non-cash Interest expense	(250,000)	(645,000)
Other interest expense	(525,000)	(211,000)

Total other income (expense)	$(770,000)	$(852,000)

Net loss	$(4,958,000)	$(6,837,000)

Basic and diluted loss per common share	$(0.03)	$(0.05)

Weighted average number of common shares outstanding	158,370,000	147,973,000

Selected Balance Sheet Information:	(unaudited)	(audited)
	Sept 30, 2004	December 31, 2003

Cash and equivalents	$653,000	$346,000
Working Capital excl. Debt	$391,000	$736,000
Total Assets	$17,075,000	$17,723,000
Debt, Long-term and Short-term	$6,500,000	$5,000,000
Stockholders’ Equity	$8,787,000	$10,943,000

Web site: http://www.iscointl.com

4